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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Annuity and Life Re (Holdings), Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-76229) of Annuity and Life Re (Holdings), Ltd. of our report dated February 8, 2000, relating to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for the two year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999 Form 10-K of Annuity and Life Re (Holdings), Ltd.

/s/ KPMG
-------------------------

KPMG
Hamilton, Bermuda
March 27, 2000